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                                      SCHEDULE H
                                        TO THE
                            INVESTMENT ADVISORY AGREEMENT
                                       BETWEEN
                                 SEI TAX EXEMPT TRUST
                                         AND
                          WEISS, PECK & GREER ADVISERS, INC.

Pursuant to Article 3, the Trust shall pay the Adviser compensation at an annual rate as follows:

                           Institutional Tax Free Portfolio
                           Pennsylvania Tax Free Portfolio
                           California Tax Exempt Portfolio
                                 Bainbridge Portfolio
                                  Tax Free Portfolio

Net Asset Value                                             Annual Fee
---------------                                             ----------

Up to   $500,000,000                                           .05%
Next    $500,000,000                                           .04%
Over  $1,000,000,000                                           .03%



The fees for the Institutional Tax Free Portfolio, Pennsylvania Tax Free Portfolio, California Tax Exempt Portfolio, Bainbridge Portfolio and the Tax Free Portfolio shall be calculated by aggregating the assets of the five portfolios, applying the above fee schedule and then allocating the fee to each of the portfolios based upon their relative net assets.

This fee schedule dated March 8, 1994 replaces Schedule F to this Agreement.